Exhibit 99.3

FINAL TRANSCRIPT

Conference Call Transcript

VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

Event Date/Time: Jul 27, 2010 / 02:00PM GMT

FINAL TRANSCRIPT

Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

CORPORATE PARTICIPANTS

T. Kendall Hunt

VASCO Data Security International - Chairman, CEO

Jan Valcke

VASCO Data Security International - President, COO

Cliff Bown

VASCO Data Security International - EVP, CFO, Secretary

CONFERENCE CALL PARTICIPANTS

Brian Freed

Morgan Keegan - Analyst

Joe Maxa

Dougherty & Company - Analyst

Andrew Abrams

Avian Securities - Analyst

Scott Zeller

Needham & Company - Analyst

Mark Primosigh

Private Investor

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the VASCO Data Security International, Inc., Q2 earnings conference call. (Operator Instructions). I would now like to turn the conference over to T. Kendall Hunt, Founder, Chairman, and CEO. Please go ahead, sir.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt and I am the Chairman, Founder, and CEO of VASCO Data Security International Inc.

On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on forward-looking statements. Statements made in this conference call that relate to future plans, events, or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words is forward-looking, and these statements involve risks and uncertainties that are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the U.S. Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Today we are going to review the results for the second quarter and 2010. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I would like you to budget one hour for this conference call. If you can limit your questions to one or two, it would be appreciated.

Revenues for Q2 were $24.7 million, an increase of approximately 1% compared to second quarter 2009. Q2 2010 was our 30th consecutive positive quarter in terms of operating income. Our gross profit for the quarter was 70% of revenue, and our operating income was 6% of revenue.

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

Our business mix between banking, which provides higher volume, lower margin, and non-banking, which provides lower volume, higher margin, resulted in continuing healthy gross margin of 70% for the first six months of 2010.

During the quarter, we sold an additional 480 new accounts including 56 new banks and 424 new enterprise and application security customers. This compares to the second quarter a year ago in which we sold 350 new accounts including 44 banks and 306 enterprise security customers.

We now have almost 10,000 customers including approximately 1,500 banks in more than 100 countries. Although management considers the number of new customers as an indicator of the momentum of our business and effectiveness of our distribution channel, the number of new customers is not indicative of future revenue.

During the second quarter of 2010, our cash and our working capital remain relatively constant as compared with our balances at the end of the first quarter. At June 30, 2010, our net cash balance was approximately $76 million, and we had approximately $84 million of working capital. This strong cash balance gives us the flexibility to invest in our growth now that the economy seems to be improving.

Over the past several quarters, we’ve seen a number of positive trends in our business. VASCO’s non-banking business is growing steadily. For the first two quarters of 2010, our enterprise security business grew 6% compared to the first two quarters of 2009. Non-banking revenue was 33% in Q2 and 30% for the first six months of 2010. This compares to 32% in Q2 a year ago and 29% for the first six months of 2009.

Although our banking business is recovering more slowly than anticipated, the longer term still looks bright, and visibility is improving. The RFPs that we’ve described to you in past calls are, indeed, materializing into firm orders. Our order intake was up significantly in Q2. This is contributing to a growing backlog, which will give us the visibility that we’ve been missing for a while. We do believe the banking market is recovering and will lead us to strong growth in 2011.

The competitive landscape has changed dramatically. Some of our historic competitors have been acquired by private equity firms or larger corporations. Others have shifted their attention to activities outside of VASCO’s traditional markets. This is bringing growing business opportunities for VASCO, particularly in the enterprise security market.

Our improved product range, including the IDENTIKEY server allows us to approach markets prospects and applications that were previously out of reach. We have realized many competitive wins and replacements with our new product portfolio.

Our DIGIPASS as a service strategy looks very promising. We believe that our services offering will prove to be an important additional source of revenue and income in the longer term.

Historically, VASCO is not a company that likes to hype. We have always tried to under-promise and over-deliver. We are doing our very best to continue that tradition. Although we expect the recovery of our traditional banking market will happen, results might continue to be lumpy in the short term. This is driven not only by the timing of our customers’ purchasing decisions but also by manufacturing challenges such as scarcity of parts due to a general ramp-up by the recovering electronics industry.

We continue to believe that VASCO’s long-term future is looking very positive despite the short-term situation. Be patient, we will deliver.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Jan Valcke - VASCO Data Security International - President, COO

Thank you, Ken. Ladies and gentlemen, as Ken noted, the second quarter of 2010 was VASCO’s 30th profitable quarter. Despite the impact of the slow recovery of the banking market, our Company’s success is due to the hard work and effort of VASCO’s employees. In an environment that is still difficult but slowly improving short-term visibility, we are seeing several encouraging signs.

In our traditional stronghold, the financial sector, we see that a number of RFPs and orders is growing worldwide. However, the short-term growth in the EMEA region is slower than we anticipated. Nevertheless, we expect that the bulk of new volume purchase agreements and large orders in the financial sector will come from EMEA. These RFPs are coming from both existing customers and new prospects.

Enterprise security is enjoying solid global growth. Our growing and mature partner network is a tremendous asset in the growing success of enterprise security. Also, in non-traditional B-to-C and B-to-B application, VASCO is investing and preparing for future growth.

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

We are also investing in our recently announced DIGIPASS as a service business model. Currently, we are targeting various leading application service providers to make their enterprise products DIGIPASS-ready. We believe that DIGIPASS as a service will be instrumental in VASCO’s future success. Thanks to this positive business mix, we are able to maintain our gross margin of a solid 70%.

With regards to the products, a lot of work has been done during the second quarter. We have invested strongly in the DIGIPASS as a service back end platform. In addition, we have made our server offerings more robust, allowing us to compete in areas where we weren’t able to compete before.

As Ken already mentioned, this is bringing us new competitive business wins previously out of our reach. We also continue to invest in our wide variety of hard and software DIGIPASS family of client authenticators. We believe that we have the strongest product family in the world.

People are VASCO’s most important asset. We continue our investment in new hires, particularly in sales and R&D. Additional bandwidth is needed for the further development of our DIGIPASS as a service offering and for our growing success in our traditional business.

As a conclusion, ladies and gentlemen, we believe the recovery of our business is happening. We see new deals, new RFPs, and new volume purchase agreements. However, what we can’t control is the exact timing of when this recovery will be demonstrated by a return to more aggressive growth. Our best projection is sometime in the fourth quarter or early 2011.

As I described earlier, the mission we have right now is to combine short-term and long-term objectives. As a profitable, debt-free company, we are able to invest in our long-term growth without hurting the business. We continue to be positive about VASCO’s future success. Thank you.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Jan. At this time, I’d like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer. Cliff.

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

Thanks, Ken, and welcome to everyone on the call. As noted earlier by Ken, revenues for the second quarter of 2010 were $24.7 million, an increase of $284,000, or 1% from the second quarter of 2009. For the first six months, revenues were $48.7 million, an increase of $1 million, or 2% from the comparable period in 2009.

The increase in revenue for the second quarter and first six months was primarily related to an increase in revenues from the enterprise and application security market. Revenues from the enterprise and application security market increased 6% from both the second quarter and first six months of 2010, respectively, when compared to the same periods in 2009.

Revenues from the banking market decreased 1% for the second quarter and increased 1% for the first six months of 2010 when compared to the same periods in 2009.

It should be noted that the comparison of revenues was impacted by changes in exchange rates of the euro and Australian dollar to the US dollar. We estimate that revenues in the second quarter were $365,000 lower for the second quarter and $459,000 higher for the first six months of 2010 than they would have been had the exchange rates in 2010 been the same as in 2009.

The percentage of revenue coming from the enterprise and application security market has increased by 1 percentage point for both the second quarters in the first six months of 2010 when compared to 2009. Revenues from the enterprise and application security market were 33% of total revenue in the second quarter and 30% of total revenue for the first six months of 2010.

With the weakness in the European markets, the percentage of revenue coming from Europe has declined in 2010 compared to the same periods in 2009. The geographic distribution of our revenue in the second quarter was approximately 66% from Europe, 11% from the United States, 10% from Asia, and the remaining 13% from other countries.

For the second quarter of 2009, approximately 70% of our revenue was from Europe, 6% from the US, 9% from Asia, and the remaining 15% was from other countries.

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

The distribution of revenue for the first six months ended June 30th of each 2010 and 2009 were similar to the percentage of revenues for the second quarter of each year.

Gross profit as a percentage of revenue for both the second quarter and first six months of 2010 was approximately 70%. In 2009, gross profit as a percentage of revenue was 68% in the second quarter and 70% for the first six months ended June 30th.

The increase in gross profit as a percentage of revenue for the second quarter of 2010 compared to 2009 primarily reflects the favorable change in the mix of products sold and the benefit of our enterprise and application security revenues increasing as a percentage of total revenue.

The mix of products sold in the second quarter and first six months of 2010 reflected an increase in non-hardware revenue as a percentage of total revenue and a decrease in card readers sold as a percentage of total revenue when compared to the same periods in 2009.

Our non-hardware revenues were 27% and 26% of total revenue for the quarter and six months ended 2010, respectively, and compares to 24% and 22% of total revenue for the quarter and for six months of 2009.

Revenues from card readers were 13% and 14% of our revenue for the second quarter and for six months of 2010, respectively, compared to 22% and 18%, respectively, for the comparable periods in 2009. As noted on previous calls, our card reader product line has lower margins due to competitive pricing pressures.

Operating expenses for the second quarter of 2010 were $15.9 million, an increase of $500,000, or 3% from the second quarter of 2009. And operating expenses for the first six months of 2010 were $31.8 million, an increase of $4.5 million, or 16% from the same period in 2009.

Operating expenses for the second quarter and first six months of 2010 included $626,000 and $1.2 million, respectively, of expense related to stock-based incentive plans. Operating expenses related to stock-based incentive plans for 2010 were $200,000 and $2.4 million higher than the comparable periods in 2009. For the first six months of 2009, operating expenses reflected a benefit of $2 million related to the reversal of accruals for long-term, performance-based incentive awards where it was determined that the targeted performance would not be achieved.

It should also be noted that the comparison of operating expenses in the second quarter of 2010 versus 2009 was positively impacted by the stronger US dollar in 2010. We estimate that expenses were $332,000 lower than they would have been had the exchange rates in 2010 been the same as 2009. And for the six months ended June 30th, operating expenses were negatively impacted by a weaker US dollar, which increased operating expenses by $488,000.

For the second quarter, including the benefit of currency, operating expenses decreased $306,000, or 4% in sales and marketing, increased $310,000, or 10% in research and development, and increased by $498,000, or 12% in general and administrative when compared to the second quarter of 2009.

The decrease in sales and marketing expense primarily reflected the benefit of the change in the exchange rates, the increase in research and development expense primarily reflected increased compensation expenses and increased purchased services. The increase in general and administrative expense primarily reflected higher professional fees, purchased services, and recruiting expenses.

For the first six months of 2010, including the aforementioned negative impact of change in currency rates, operating expenses increased by $564,000, or 4% in sales and marketing; $1.1 million, or 21% in research and development; and $2.8 million, or 42% in general and administrative when compared to the same period in 2009.

In addition to the reason noted for the changes in the second quarter, the increase in expense reflected the benefit from the reduction in stock-based incentive plan compensation expense recorded in the first six months of 2009 as previously mentioned, and an increase in our provision for uncollectable accounts receivable.

Operating income for the second quarter of 2010 was $1.6 million, an increase of $224,000, or 17% from the $1.4 million reported in the second quarter of 2009. For the first six months, operating income was $2.3 million in 2010, a decrease of $3.8 million or 62% from the $6.1 million reported in 2009.

Operating income as a percentage of revenue or operating margin was 6% in the second quarter and 5% for the first six months of 2010. And in 2009, our operating margins were 6% for the quarter and 13% for the first six months.

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

The Company reported income tax expense of $696,000 for second quarter, and $978,000 for the first six months of 2010. The effective tax rate was 39% for the second quarter and 37% for the first six months of 2010.

For 2009, the Company reported income tax expense of $681,000 for the second quarter and $1.8 million for the first six months. The effective tax rate reported in 2009 was 25% for both the second quarter and the six-month period ended June 30th.

The effective rates for both 2010 and 2009 reflect our estimates of our full-year tax rate at the end of the second quarter in each period. The increase in tax rate is primarily attributable to a reduction in pretax profits. In addition, the rate for the second quarter of 2010 included the benefit of $287,000 of discrete items related to adjustment of prior years’ tax provisions.

Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

Earnings before interest, taxes, depreciation, and amortization, EBITDA, or operating cash flow, if you will, was $2.2 million for the second quarter and $3.8 million for the first six months of 2010. EBITDA was $987,000, or 31% lower in the second quarter and $4.8 million, 56% lower in the first six months of 2010.

The makeup of our workforce at June 30, 2010, was 323 people worldwide, with 168 in sales, marketing, and customer support; 101 in research and development; and 54 in general and administrative. The average headcount for the second quarter of 2010 was 12 persons, or 4% higher than the average headcount for the second quarter of 2009. The average headcount for the first six months of 2010 was three persons, or 1% higher than the average headcount for the same periods in 2009.

Finally, our balance sheet continues to grow strong cash and working capital balances throughout the second quarter of 2010. As of June 30, 2010, our net cash balance, which is defined as total cash less bank borrowings, was $76 million, a decrease of $127,000 or less than 1% from the $76.1 million at March 31, 2010, and an increase of $8.4 million, or 12% from $67.6 million at December 31, 2009.

As of June 30, 2010, our working capital balance was $83.7 million, a decrease of $2.6 million, or 3% from $86.3 million at March 31, 2010, and a decrease of $3.9 million, or 4% from $87.6 million at December 31, 2009. We had no debt outstanding during the quarter.

Our day sales outstanding in accounts receivable decreased from 71 days as of June 30, 2010, from 83 days at March 31, 2010, and from 88 days at December 31, 2009.

Thank you for your attention. I’d now like to turn the meeting back to Ken.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Thank you, Cliff. As we described early in the call today, 2010 is turning out to be more challenging than we had anticipated. However, the fundamentals of our business are strong with an increased number of new accounts compared to 2009; a growing enterprise and application security business at 33% of revenues for Q2 and 30% of revenues for the first six months of 2010; increased RFP activity resulting in a growing number of volume purchase orders and significant order intake for Q2.

Considering the data points that we have available at this time, I am modifying guidance for the rest of the year. First, we expect that full year 2010 revenue will grow from 5% to 10% over full-year 2009. This is a change from our previous guidance of 15% to 20% revenue growth. Second, we are maintaining that full-year 2010 operating income is expected to be in a range between 5% to 10% of revenue. This guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people, our newly announced DIGIPASS as a service, and the infrastructure necessary for long-term profitability. It also reflects our continued evolution to a more software-centric company with a focus on recurring revenues.

This concludes our presentations today, and we’ll now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to initial question plus a follow-up. If you have additional questions, please get back into the queue. Operator?

QUESTION AND ANSWER

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

Operator

Thank you. (Operator Instructions) Brian Freed, Morgan Keegan.

Brian Freed - Morgan Keegan - Analyst

Real quick, as you look at your forecast, going forward, it looks like you expect growth to accelerate to at or into the double-digit growth after lackluster growth the first half of the year. Can you give a little color of what gives you the confidence that you will, indeed, see that acceleration? And also maybe some color around how the timeline of progression from an RFP to revenue occurs?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Sure. The banking business has historically had a pattern of a Request For Information. That’s what a bank does. They send out a general Request For Information for a great number of security vendors to present what they think will work. They typically would send out, I don’t know, 20, 30, 50 invitations. They’d boil that down to between four and six finalists. And then they have a more formal Request For Proposal with specific requirements.

So the banks can take quite a long time from the point where they conceptualize and justify an online banking application to where they go through the RFI and then the RFP, et cetera. The RFPs, once they are distributed, typically the decision is made with them, I don’t know, 60 to 90 days. Jan can certainly add his color after I finish my response. But it’s probably between 60 and 90 days they’ll make a decision.

And then they do a pilot with the chosen vendor. That pilot might take 90 days with a subset of the audience that they are rolling out. And then historically the rollout could take two or three years.

So what we’ve been pointing out over the last couple of conference calls is we’ve seen the RFP volume grow dramatically, and now what we’re seeing is those RFPs come to conclusion, and they are turning into orders for VASCO. Then these are the volume purchase agreements that we talk about. And they are for a certain number of units, licenses, or DIGIPASSes, it’s for software. And because the banks are dealing, in some cases, with very large audiences, it takes two years, maybe longer, to roll these things out.

So what we’ve seen in the second quarter is kind of a culmination of some of these RFPs turning into large orders, and that’s what we’re describing as order intake in the second quarter. Order intake is simply that. It’s an order, and the schedule is, again, over a year, two years, to roll out the product to the customer.

Jan, do you have any additional comments on that?

Jan Valcke - VASCO Data Security International - President, COO

No. Maybe just a small comment about production. It’s a short-term problem that we have today about the shortage in components that there is in the Chinese market. The boom of the economy creates also the shortage, and that is something where we are suffering on the left and the right a little bit. But this is only for short-term deliveries.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Yes, I might mention the component is nothing exotic. One of the problem areas is the little screen that goes on our devices, and they are in short demand, and we’re managing that — short supply, I should say, and we’re managing that.

Brian Freed - Morgan Keegan - Analyst

Okay. So, in summary, you see the RFP volume is really the basis for your accelerated growth in the second half?

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Yes, Brian, and the conversion of the RFPs to actual orders. And once we get those, that becomes backlog, and it wasn’t that long ago we were able to communicate to the market our backlog going into a quarter. That’s coming back. Now we’re seeing backlog for quarters, and we’re starting to measure it internally, and we’re seeing backlog out over 12 months. We’re working with that. So it is getting to be more predictable than it’s been over the last 12 to 18 months.

Brian Freed - Morgan Keegan - Analyst

And then my final follow-up on that is with respect to linearity, do you expect historic linearity across the September and December quarters? Or does the component constraint do it more to the back end?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Well, are you talking about revenues per quarter?

Brian Freed - Morgan Keegan - Analyst

Yes, yes.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Well historically, we have had some exceptions but, historically, if you look over the last — well, if you look since 2003, as an example, second quarter is strong, third quarter is typically seasonally down because of the holidays in Europe, and we still do over 60% of our business in EMEA. And then fourth quarter is very strong, and then first quarter is even or down from the fourth quarter. Historically, that’s generally what we’ve seen. We did see a couple of differences in 2008 where in the third quarter 2008 we had our biggest quarter ever — almost $40 million in revenue. But that was an exception.

Operator

Joe Maxa, Dougherty & Company.

Joe Maxa - Dougherty & Company - Analyst

Thank you. So on that seasonality question, can you give us a little indication of your thoughts on Q3, up or down sequentially?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Well, I think it will — I don’t know that I can say anything about third quarter specifically other than give you that historic range and tell you what I’ve already said is that we had very good order intake in the second quarter. We’re still challenged with predictability of the business because of not enough backlog to be able to predict quarters out. So, no, Joe, unfortunately, I can’t say anything specific about third quarter.

Joe Maxa - Dougherty & Company - Analyst

Okay. I did want to ask if you could give us a geographic location of your new banking customers. I’m just wondering if there is a shift over the last year or two or how big the shift may be from primarily banks in Europe to outside of Europe?

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Yes, Jan, you can answer that question, please.

Jan Valcke - VASCO Data Security International - President, COO

So if you look at RFPs and RFPs who already came in order intake, then we are talking most of the part of EMEA. So banking EMEA will become again strong in our business.

Joe Maxa - Dougherty & Company - Analyst

Okay, so your newer backlog is mostly EMEA, okay?

Jan Valcke - VASCO Data Security International - President, COO

Well, number one is EMEA, two is Asia, three is the Pacific, and four is the US. Because in the US there’s not a lot of retail banking business — or non-retail banking business.

Operator

(Operator Instructions) Andrew Abrams, Avian Securities.

Andrew Abrams - Avian Securities - Analyst

Hi. I wonder if you could just talk a little bit about the environment relative to where we were maybe two quarters ago at the customer level? Are you seeing the — and this is more on the banking side than on the enterprise side — are you seeing customers start to facilitate long-term programs, or are we talking about the — we know we’ve got a program out there, but we’re going to do it in very small steps. Is anybody building up those steps, or are we still in the “let’s do it as slowly as we possibly can and make sure we’re going in the right direction?”

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Absolutely. We’re seeing the banks plan longer term. Over the course of 2009, we did see the pattern that you’ve described, which were smaller just-in-time kind of orders where we really had to respond quickly to meet the needs. The RFPs are bigger deals. They’re bigger transactions. They’re serious transactions, and therefore delivery over 12 months or so.

Andrew Abrams - Avian Securities - Analyst

So those should translate a little faster than what you had been seeing six months ago in terms of the way they play out?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Yes, many of the RFPs have reached their conclusion. The process that I described before, which could be up to a year and a half, two years RFI, RFP, et cetera, negotiations, et cetera. And so, yes, we have seen a significant number of those RFPs turn into orders, and that’s why we’re talking about the order intake in the second quarter as being relatively significant compared to the last year and a half. So — yes.

Andrew Abrams - Avian Securities - Analyst

Okay. And, lastly, are we still at a relatively short delivery time schedule? I know you said there were some component shortages, but they seemed relatively short term. Are we still figuring as you get your orders you can deliver in the same quarter?

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Well, we figured out over the course of 2009 how to do that. Because whereas in the past we might need or ask for, let’s say, four weeks or six weeks to turn an order around because our customers were managing their inventory and managing their budgets, they would ask us unreasonable turnaround times — two or three weeks. And we figured out how to do that.

So we’re seeing less of that. Jan, if you have some more color on that, please chime out.

Jan Valcke - VASCO Data Security International - President, COO

Yes. Well, I think the black/white answer is that, for the moment, we are still delivering at short term, and I’m talking now, now, now. But as mentioned before in this call, as we are getting more and more RFPs for large orders, those RFPs — a lot of some of those RFPs, we have turned already an order. So we believe that visibility in the next couple of months we’ll come back to give you a better forecast. For the moment, yes, it is still working with short-term deliveries.

Andrew Abrams - Avian Securities - Analyst

And on the enterprise side, just kind of the same characterization — are you seeing a change in the enterprise side? I know in some companies that I talk to, they are still very cautious about placing extended large orders or large orders and are extending them out, if they are large. Has that changed at all for you in the last quarter or two?

Jan Valcke - VASCO Data Security International - President, COO

Yes. I believe that if you have followed our product line, our suite of products today is a very mature suite of products based on software that is — and with the large margins we have in that business. So basically today our suite of products is mature to compete with all our competitors. That is the change.

The second thing is, it’s a bit different than in the banking business. The banking business is still a business where you go to new markets. So — the enterprise security is certainly, with these two big businesses, remote access and enterprise security is a much more mature market. So basically I do agree with what you are saying. There is not so much a growth today in that market. On the other hand, we are gaining more and more businesses against our largest competitors. We are turning also around companies that are working with the competitors that are now working with VASCO. So we still expect very good growth not only from the market as such, but also from competitive deals that we are getting due to the fact that our business model is different and probably better than those of our competitors.

Andrew Abrams - Avian Securities - Analyst

And this would be kind of the RSA penetration that you talked about last quarter or the quarter before, where you were targeting kind of the lack of strength that RSA was showing once the acquisition was done. So you would assume that your share against RSA or competitive large-scale players has increased a bit over the last quarter or so?

Jan Valcke - VASCO Data Security International - President, COO

Yes. Our share is certainly becoming bigger. We have a larger part of the pie. But it’s not only RSA. There is, like Ken mentioned in his expose, there is also all the competitors who have taken privately into one. So we are becoming a very strong company in that field.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

I also should mention that until recently we talked about banking business and non-banking business. Now we describe non-banking business as enterprise and application security. And in the application security market we count gaming as a very big opportunity. And that opportunity continues to grow quarter by quarter. In fact, our two largest customers in the second quarter were gaming companies.

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

Andrew Abrams - Avian Securities - Analyst

And if we look at the gaming companies —

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

— (inaudible) in the top 10, excuse me.

Andrew Abrams - Avian Securities - Analyst

If we look at the gaming company business, are you gaining share with your largest clients, or are you adding additional clients, going forward?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Well, we’re penetrating the existing banking — excuse me — the existing gaming companies that we’ve signed up over the last two years, one year, six months, and we continue to sell new ones. Is that your question?

Andrew Abrams - Avian Securities - Analyst

Yes, I mean, I was looking for the increase in penetration at your already-established customers. Is that continuing? Is there a point where it starts to level off or where you kind of saturate those customers, clients who are going to pay for something to protect themselves, and then you get down to the generic guys that won’t?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

I don’t think we’re close to penetration or saturation as yet. The gaming companies are selling the product or getting the product with some kind of a point reward to the gamers. The gamers — if you went to the Internet, and you went to YouTube, and you typed in “Blizzard Authenticator” you can see some of our best salespeople talking about, with great enthusiasm, their Blizzard Authenticator” manufactured by VASCO, they don’t know that, and how they like it so much and why everybody that’s a gamer should have one.

Operator

Scott Zeller, Needham & Company.

Scott Zeller - Needham & Company - Analyst

Back to the commentary around the components — I understand from Jan’s comments the short-term issue, but how does that impact the win rate for RFPs? Because I believe some of your RFPs and revenue generation is very near term, and you are suggesting where you’d get a win and then immediately they would order. So if you’d please tell us about how component shortage might be affecting the RFPs and win rate?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Well, the shortage of the lenses would be a short-term issue for a short-term order. The RFPs, as I mentioned before, are typically larger deals, larger transactions, and delivery is over 12 to 24 months. So it wouldn’t really impact an RFP very much other than the shorter-term delivery requirement.

As we sell through the channel, of course, and we’re selling in very small quantities, we’re selling a VASCO-branded DIGIPASS token, and, Jan, do you have any other comments on that? I don’t see we really aren’t impacted other than ones that are scheduled for the next quarter — this quarter.

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

Jan Valcke - VASCO Data Security International - President, COO

On the RFPs, we show larger deals. There is no impact. We can manage that. It’s really on this short-term business. Sometimes you need to shift the end of the quarter deliveries to the next quarter due to that short case, (inaudible).

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Scott, it would probably be an existing customer that is still in the mode of a short-term turnaround. And they would ask us to, let’s say, today we get an order, and they would say, “We want you to ship before the end of the quarter.”

Operator

Mark Primosigh, Private Investor.

Mark Primosigh Private Investor

My question is a couple of quarters ago there was a mention that 2010 VASCO might add as much as 20% of their workforce based on the demand of the RFPs and developers and that sort of thing. Can you give us some idea how that’s going and if you still see a demand for the hires?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Yes, our strategy in hiring is to hire more salespeople, more senior salespeople, particularly in markets where we don’t have a physical presence, like Mexico City, like Buenos Aires, Argentina, like Santiago du Chile. And so what we want in those promising new markets, we want both the people that were born there, understand the language, understand English, of course, have contacts, have networks, et cetera. So a lot of our focus is on hiring salespeople in new markets.

The other focus is beefing up our R&D staff so that we can deliver the products that we have talked about and we’ve scheduled. DIGIPASS as a service is very, very important to us, so we want to make sure that we are properly staffed to build out that product. Jan, do you have anything else to comment?

Jan Valcke - VASCO Data Security International - President, COO

I think we are a different company on that perspective than a year ago and then two years ago. We have now a tremendous global HR team that is also already worldwide, and they are doing a tremendous job by finding the professionals. Really, the people that we need to — these local people that we need to have.

Mark Primosigh Private Investor

One other question, if I may. You know, in the US, I guess two or three years ago there was the FFIEC dictate that caused financial institutions here in the US to shore up their security. And I’m just curious — is there any type of events here in the US that could drive a greater presence of VASCO in the US?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Yes, and I think what’s happening is there’s more and more hacking, there’s more and more man-in-the-middle attacks. The FFIEC really wasn’t a directive, it was more of a suggestion. It was guidance. And many of the banks on the retail side adopted “Your mother’s maiden name” security. And I think there are many opportunities on the retail side, going forward, to replace those weaker forms of security.

As far as current customers, worldwide, let’s say that the initial round of purchasing was for a simple product — a DIGIPASS one-button product, like a DIGIPASS GO3 or DIGIPASS GO6, and it was meant to make it very easy for the customer to be able to use it. Over the last several years,

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

man-in-the-middle attacks keep increasing. That’s where a hacker intercepts instructions for, let’s say, a wire transfer and changes those instructions so that the wire transfer is sent to that person’s, the hacker’s, bank — his own bank, her own bank. And so we have products, both hardware and software, that are able to take part of the instructions, incorporate it into the DIGIPASS hardware or software, and generate a unique number called a signature. That signature is included with the instructions sent to the bank.

So if any hacker intercepts the instructions and changes any of the instructions, the bank on the other side will not be able to generate a matching signature and will deny the transaction. That means that we have quite a few opportunities to upgrade our current banks on the commercial side, mainly here in the United States, with the product that has multiple functionality including the signature. So it’s a great upgrade opportunity for us mainly because of the more aggressive man-in-the-middle attacks.

Mark Primosigh Private Investor

Do you have the people to cover those opportunities?

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

Yes, I think we do, sure. I sure do.

Operator

Brian Freed, Morgan Keegan.

Brian Freed - Morgan Keegan - Analyst

Just a couple more housekeeping items I wanted to run by. You mentioned purchased services impacted high operating expenses. Can you talk a little bit about the purchased services you’re acquiring and how you tend to balance your internal headcount and internally delivered services of those you’re purchasing third parties?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

Well, within the purchased service category, Brian, there’s a couple of things that are going on. One, within Europe, it’s fairly common for the staff to work on contracts. So rather than being direct compensation, it will be reflected as a purchased services item from us. We do include those people in our headcount statistics. But in terms of line items that they show up in, it’s more purchased services.

The other kinds of things that we’re doing with purchased services is there is some contract R&D for moving the programs along more quickly than what we’d be able to do with just our internal resources. And within the general and administrative areas, as you may recall, we’ve implemented the enterprise resource planning system, ERP system, over the course of the last year. We actually went live in July of 2009. We are continuing to use that outside resource to refine and improve our efficiency with the ERP programs.

Brian Freed - Morgan Keegan - Analyst

Back in the housekeeping question — can you explain why the tax rate increases on lower income?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

In general, it deals with our new structure, or the structure we put in place in 2007. It seems like it was yesterday, but, obviously, it’s been a couple of years ago. With that structure, essentially we moved the ownership for all the intellectual property to Switzerland and the United States. With that, we entered into intercompany agreements with all the other VASCO entities in other countries around the world, for them to be contractors to one of those two entities — either the US entity or the Swiss entity.

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

So, in essence, we’ve guaranteed a certain level of profit for all of our other operating subsidiaries and taken all of the business risk and the majority of the earnings into either the United States or Switzerland. Within the United States, we have essentially a zero effective tax rate because we’ve got net operating loss carryforwards that are fully reserved on our books. Within Switzerland, because of the tax structure there, there is a very low marginal tax rate on our earnings that flow through Switzerland.

So, in essence, what happens is since the profit of all of our subsidiaries is fixed in our higher tax rate jurisdictions, we’ve got a base level of tax expense that won’t change unless our spending in those countries changes because they are all basically on a cost-plus type basis. And whatever the change is in earnings, it flows through to one of those low-tax jurisdictions, either to Switzerland or the United States.

So any declines in our pretax profit basically do not have a significant impact on our tax expense. The marginal tax rate for those changes in pretax are very small, whether it’s up or down. So if our pretax earnings are declining, our effective tax rate is going to go up fairly quickly. If our pretax income is increasing, similarly, the tax rate will come down pretty quickly.

Brian Freed - Morgan Keegan - Analyst

Okay, thank you. And then my final is you’ve announced a number of channel relationships from the distribution channels, specifically. Can you give any color on the progress of those, perhaps, distribution as a percentage of revenue? And then, lastly, can you talk about accounting for those distribution relationships? Do you recognize revenue on sell in or sell out?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

With regard to the percentage of revenue that come from distribution relationships, we do not report that because it is not uncommon for a distributor in a country where we don’t have a physical presence to introduce us to a bank. But then our direct sales team actually interacts with that bank to close the deal. So in those cases, it’s not clear who should get credit for the distribution revenue. And instead of doing that, we focus on what the different markets are that are being addressed and our percentage of revenue, i.e., banking or enterprise and application security. And so the channel relationship number is not something that we do track internally or report.

The second part of your question, Brian, it slipped my mind. What was the second — ?

Brian Freed - Morgan Keegan - Analyst

Revenue through distribution — do you recognize that on sell in or sell out?

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

Essentially, all of those relationships are complete when we sell it to the distributor. So we recognize it on sell in when all of the different terms for that particular arrangement have been met. We have a lot of different — what they call INCOTERMS, shipping terms. Some [are ex works our] facility, some are cost insurance freight to the country in which they operate, some are delivery duty paid so we have to clear it through customs. Some are upon customer acceptance on the other end. So we recognize that once all of those different shipping terms are met, and we’ve fulfilled all of our obligation. But we are not recording revenue based on that distributor’s ability to resell and collect the revenues from their transaction.

Brian Freed - Morgan Keegan - Analyst

Okay. And then a final follow-up there — given the component charges and that type of issue — have you seen any material shifts in your distributors’ inventory?

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Jul 27, 2010 / 02:00PM GMT, VDSI - Q2 2010 VASCO Data Security International Earnings Conference Call

Cliff Bown - VASCO Data Security International - EVP, CFO, Secretary

Again, the majority of them are sell through. As we move to larger distributors, Tech Data, Ingram Micro, et cetera, they may tend to carry some inventory, but we don’t have visibility of that. But the majority of our distribution channels today is they get an order, give it to us on short turnaround, we ship it, they move it through their system, and aren’t carrying large amounts of inventory.

Operator

Thank you. And, Mr. Hunt, there are no further questions at this time. I will now turn the conference back over to you to continue with your presentation or closing remarks.

T. Kendall Hunt - VASCO Data Security International - Chairman, CEO

All right, Operator, thank you very much. Thanks, everyone, for attending today. Thanks for the good questions. We appreciate your confidence and patience with the Company and, as always, I want to thank the VASCO people around the world for their hard work, their efforts, and their loyalty to the Company. Good morning.

Operator

Thank you and, ladies and gentlemen, that concludes the conference call for today. We thank you for your participation and ask that you please disconnect your lines.

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